Exhibit 10.65

Non-Executive Director Compensation Program

I.	Components of Compensation for Non-Executive Directors

A.	Annual Option Grant: option awards to be made annually as of the date of the Annual Stockholder Meeting.

i.	Directors elected at the 2005 Annual Stockholder Meeting will receive an initial award of 25,000 options for the chairman and 20,000 options for other non-executive directors.

ii.	On recommendation of the Compensation Committee, directors newly elected subsequent to the 2005 Annual Stockholder Meeting will receive as of the date of their election an initial award of 25,000 options for the chairman and 20,000 options for other non-executive directors.

iii.	On recommendation of the Compensation Committee, directors standing for re-election will be awarded, as of the date of the 2006 and subsequent Annual Stockholder Meetings, annual grants of 12,000 for the chairman and 10,000 for the other non-executive directors.

iv.	Options will vest monthly over 12 months from the date of grant.

B.	Retainer Fees: Annual retainer fees will be paid to non-executive directors for their service on the Board of Directors, the Audit Committee and Compensation Committee. The retainer fee amounts are summarized in Section II.

C.	Meeting Attendance Fees: Non-executive directors will receive compensation for attendance in person or telephonically at meetings of the Board of Directors or its committees. The meeting fee amounts are summarized in Section II.

D.	Timing and Form of Payment of Retainer and Meeting Attendance Fees:

i.	Form of Payment: Investor directors will receive payment of retainer and meeting attendance fees in the form of common stock of Solexa, Inc. to be granted under Solexa, Inc.’s 2005 Equity Incentive Plan or subsequent plans. Non-investor directors will receive retainer and meeting attendance fees in the form of cash (50%) and common stock of Solexa, Inc. to be granted under Solexa, Inc.’s 2005 Equity Incentive Plan or subsequent plans (50%).

ii.	The Compensation Committee of the Board of Directors will determine whether a director of Solexa is considered an Investor director or Non-investor director for purposes of this program.

iii.	Vesting: All common stock issued to Non-executive directors in payment of retainers and meeting fees will be fully vested upon issuance.

iv.	Resale Limitations: Non-executive directors shall not sell any common shares of Solexa, Inc. issued in payment of retainers and meeting fees for at least twelve months after issuance.

v.	Timing of Payment: Retainer and meeting attendance fees payable in cash will be paid quarterly in arrears. Retainer and meeting attendance fees payable in common stock of Solexa, Inc. will be paid semi-annually in arrears.

II.	Schedule of Retainers, Meeting Fees and Annual Option Grants

							Other
	Board		Audit committee		Comp committee		committees
		Other		Other		Other
	Chair	directors	Chair	members	Chair	members	All members
Retainer	$25,000	$15,000	$7,500	$5,000	$7,500	$5,000	—
Per mtg. (stand-alone)
In person	$2,000	$2,000	$2,000	$1,250	$2,000	$1,250	$1,250
Telephonic	$1,000	$1,000	$1,000	$1,000	$1,000	$1,000	$1,000
Per mtg. (at board mtg.)
In person	—	—	$1,000	$750	$1,000	$750	$750
Telephonic	—	—	$500	$500	$500	$500	$500
Options
Initial	25,000	20,000
Subsequent	12,000	10,000
Vesting	Monthly over twelve months
Maximum	No maximum for overall board service or for serving on any committee

III.	Effective Date: This program will take effect as of June 6, 2005.